Execution Copy

MEMBERSHIP INTEREST REDEMPTION AGREEMENT

This Membership Interest Redemption Agreement (this "**Agreement**") is entered into as of January 22, 2014, between Lansing Trade Group, LLC, a Delaware limited liability company ("**Lansing**"), and The Andersons Agriculture Group, L.P., an Ohio limited partnership ("**ANDE**").

The parties agree as follows:

1. REDEMPTION OF TRANSFERRED UNITS

1.01. Subject to the satisfaction, or waiver of the conditions and contingencies set forth in Sections 1.03, 1.06 and 1.07, Lansing will redeem from ANDE, and ANDE will transfer to Lansing, Seven Hundred Twenty Eight Thousand Eighty One (728,081) Units of ANDE's current total ownership of Two Million Five Hundred Twenty Two Thousand Six Hundred Fifty Eight (2,522,658) Units in Lansing, for an interim redemption price of Sixty Million and No/100 Dollars ($60,000,000.00, herein called the "Interim Redemption Price"), subject to adjustment as provided in Section 1.05 (the "Section 1.05 Adjustment" which together with the Interim Redemption Price is herein called the "Total Redemption Price").

1.02. The Total Redemption Price shall be payable as follows:

(a) Forty Million and No/100 Dollars ($40,000,000.00) paid by wire transfer (the "Cash Consideration") on the Closing Date in immediately available funds pursuant to the instructions provided by ANDE at least three business days before the Closing Date, and

(b) Twenty Million and No/100 Dollars ($20,000,000.00) paid by delivery of a promissory note in the form as attached as Exhibit A (the "Promissory Note"), which shall provide for quarterly payments of interest at the rate of Eight Percent (8%) per annum on the unpaid principal, and payment of the full principal balance on or before March 31, 2016 with no prepayment penalty.

1.03. At Closing:

(a) Lansing will deliver to ANDE: (1) the Cash Consideration; (2) the Promissory Note; (3) a certificate (executed by an officer of Lansing in his capacity as an officer only) setting forth (A) the number of authorized, issued and outstanding Units, (B) the number of RMUs issued, and (C) the number of MURs issued, in each case as of the close of business on December 31, 2013; (4) a certificate (executed by an officer of Lansing in his capacity as an officer only) to the effect that (A) the representations and warranties of Lansing in this Agreement are true and correct and (B) Lansing has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the applicable Closing, in each case as of the applicable Closing Date; and (5) an executed counterpart to the Third Amended and

Restated Limited Liability Company Agreement of Lansing, in form and substance to satisfy the contingency in Section 1.07.

(b) ANDE will deliver to Lansing: (1) a certificate (executed by an officer of ANDE in his capacity as an officer only) to the effect that (A) the representations and warranties of ANDE in this Agreement are true and correct and (B) ANDE has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the applicable Closing, in each case as of the applicable Closing Date; (2) an executed counterpart to the Third Amended and Restated Limited Liability Company Agreement of Lansing, in form and substance to satisfy the contingency in Section 1.07; (3) an executed instrument transferring the applicable Transferred Units, in form and substance agreed to by the parties; and (4) an executed FIRPTA affidavit that satisfies the requirements of Section 1445(b)(2) of the Code, in form and substance agreed to by the parties.

1.04. The parties anticipate closing on or about January 21, 2014, and each agree to make a commercially reasonable effort to do so. This Agreement will terminate if the Closing does not occur by March 31, 2014 (the "**Outside Date**").

1.05. The Interim Redemption Price forth in Section 1.01 is based on the concluded equity valuation of Lansing of $437,000,000 as agreed to by the parties. The parties agree that a concluded equity valuation of Lansing as of December 31, 2013 will be performed by Houlihan Lokey pursuant to Section 8.13 of the Operating Agreement. If the concluded equity valuation determined by Houlihan Lokey (the "**Third Party Valuation Amount**") is equal to or less than $437,000,000, then the Section 1.05 Adjustment will be zero, and the Total Redemption Price will equal the Interim Redemption Price. If the Third Party Valuation Amount exceeds $437,000,000 (up to a cap of $447,000,000), then the Section 1.05 Adjustment will be the percentage of such excess (not to exceed $10,000,000) equal to the percentage of that the Transferred Units is of the Fully Diluted Number of Units. In such event, the Total Redemption Price will equal the sum of the Interim Redemption Price plus the Section 1.05 Adjustment Lansing shall pay, in immediately available funds, to ANDE the amount of any Section 1.05 Adjustment within five (5) business days of the determination of such amount.

1.06. The consummation of the transactions contemplated hereunder are contingent on Lansing successfully refinancing its syndicated line of credit under terms:

(a) satisfactory to a Super-Majority of the Board (as defined in the Operating Agreement), and

(b) that will allow Lansing to pay the Cash Consideration at Closing without violating the credit facility terms.

1.07. The consummation of the transactions contemplated hereunder are also contingent on the approval by the requisite number of Lansing Members of the Third Amended and Restated Limited Liability Company Agreement of Lansing, the form and substance of which must be acceptable to each of Lansing and ANDE. Lansing's and ANDE's respective approvals

of the Third Amended and Restated Limited Liability Company Agreement of Lansing are also contingent upon consummation of the transactions contemplated hereunder.

1.08. Within Five (5) days after the Houlihan Lokey determination of the Third Party Valuation Amount, Lansing will provide a certification of the authorized, issued and outstanding Units, RMUs and MURs as of the Closing Date.

2. LANSING'S REPRESENTATIONS AND WARRANTIES

Effective as of the date of this Agreement and as of Closing Date, Lansing represents and warrants to ANDE as follows:

2.01. Lansing has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the organizational power and authority to own, lease and operate its properties and to conduct its business as presently conducted, and to enter into and perform its obligations under this Agreement.

2.02. As of December 31, 2013 there were Five Million One Hundred Nineteen Thousand Seven Hundred Twenty Seven (5,119,727) authorized, issued and outstanding Units in Lansing, One Hundred Seventy Nine Thousand Seven Hundred Thirteen (179,713) authorized, issued and outstanding RMUs, and Three Thousand Four Hundred Twenty (3,420) authorized, issued and outstanding MURs, and (except as described in this Section 2.02 or contemplated by Section 1.06) there are no other outstanding economic, membership or equity interests or securities of Lansing, options, warrants, rights or convertible securities which are exercisable for or convertible into economic, membership or equity interests or securities of Lansing or other agreements with respect to the issuance of economic, membership or equity interests or securities of Lansing. The Transferred Units, on the date of closing, will comprise approximately Thirteen and 80/100 Percent (13.8%) of the Fully Diluted Number of Units outstanding immediately prior to the redemption, subject to normal adjustments to the Fully Diluted Number of Units due to ordinary course redemptions and Unit issuances.

2.03. The audited The Statement of Comprehensive Income for the year ended December 31, 2012 and the audited Consolidated Balance Sheet as of December 31, 2012 together with the related schedules and notes and unaudited The Statement of Comprehensive Income for the nine months ended September 30, 2013 and the unaudited Consolidated Balance Sheet as of September 30, 2013 as were given a SAS 100 review by Lansing's auditor, together with the related schedules and notes, present fairly in all material respects the financial position of Lansing and its subsidiaries at the dates indicated and the statement of operations, members' equity and cash flows of Lansing and its subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles ("**GAAP**") applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.

2.04. Neither Lansing nor any of its subsidiaries is (A) in violation of its charter, by-laws or similar organizational document, (B) in material default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other

agreement or instrument to which Lansing or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of Lansing or any subsidiary is subject (collectively, "**Agreements and Instruments**"), or (C) in material violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over Lansing or any of its subsidiaries or any of their respective properties, assets or operations (each, a "**Governmental Entity**").

2.05. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and compliance by Lansing with its obligations hereunder have been duly authorized by all necessary limited liability company action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with, require a consent under, or constitute a material breach of, or material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of Lansing or any of its subsidiaries pursuant to, the Agreements and Instruments, nor will such actions (i) result in any violation of the provisions of the certification of formation, articles of incorporation, operating agreement, by-laws or similar organizational document of Lansing or any of its subsidiaries, (ii) conflict with or constitute a material breach of, or a material default, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Lansing or any of its subsidiaries pursuant to, or require the consent of any other party to, any Agreement or Instrument or (iii) result in any material violation of any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity.

2.06. To the knowledge of Lansing, no representation or warranty or other statement made by Lansing in this Agreement or any information provided by Lansing to ANDE in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make any of them, in the light of the circumstances under which they were made, not misleading.

3. ANDE'S REPRESENTATIONS AND WARRANTIES

Effective as of the date of this Agreement and as of each Closing Date, ANDE represents and warrants to Lansing as follows:

3.01. ANDE has the full power and authority to execute, deliver, enter into and perform its obligations under this Agreement; and the execution, delivery and performance of this Agreement have been fully and properly authorized and approved on behalf of ANDE and its general partner;

3.02. Other than in the case of a transfer of Units pursuant to the terms of this Agreement, ANDE is the sole owner of the Transferred Units, has not Transferred any portion of the Transferred Units, holds the Transferred Units free and clear of all claims and encumbrances, and has the power and authority to Transfer the Transferred Units;

3.03. ANDE is duly formed, validly existing, and in good standing under the laws of the State of Ohio and is duly authorized and qualified to do all things required of it under this Agreement and any agreement executed in connection with the transactions herein contemplated;

3.04. The Andersons, Inc., the general partner of ANDE, is duly formed, validly existing, and in good standing under the laws of the State of Ohio and is duly authorized and qualified to execute and delivery on behalf of ANDE this Agreement and any agreement or instrument executed in connection with the transactions herein contemplated;

3.05. ANDE is not a "foreign person" within the meaning of Section 1445 of the Code;

3.06. ANDE is not a party to any litigation or any similar proceeding in which a charging order against the Transferred Units has been sought or awarded;

3.07. With respect to each Unit Transferred to Lansing hereunder, subsequent to the date of Transfer, ANDE will have no rights with respect to such Unit, including any rights to vote or any interest in the capital, Income (as defined in the Operating Agreement), gain, deductions, Losses (as defined in the Operating Agreement) and Credits (as defined in the Operating Agreement) of Lansing with respect to this Unit; provided, however, that (A) nothing in this Agreement affects or otherwise encumbers the other Units held by ANDE and (B) prior to the Transfer in connection with the Redemption of the Transferred Units, ANDE shall retain all right, title and interest in the Units to be redeemed, including all rights to vote or any interest in the capital, Income, gain, deductions, Losses and Credits of Lansing with respect to this Unit. For avoidance of doubt, the Parties acknowledge that cash distributions of Income, gain or other items on any Transferred Units relating to the fiscal year ended December 31, 2013 shall be payable to ANDE, even if the distribution is declared and/or paid following the date of such redemption.

4. INDEMNIFICATION

4.01. *Company Indemnification.* Lansing will indemnify and hold ANDE harmless from any and all Claims arising, directly or indirectly, out of or resulting from (1) any breach by Lansing of a covenant or obligation in this Agreement to be performed by Lansing and (2) any breach or inaccuracy of any representation or warranty by Lansing contained in this Agreement.

4.02. *ANDE's Indemnification.* ANDE will indemnify and hold Lansing harmless from any and all Claims arising, directly or indirectly, out of or resulting from (1) any breach by ANDE of a covenant or obligation in this Agreement to be performed by ANDE and (2) any breach or inaccuracy of any representation or warranty by ANDE contained in this Agreement.

4.03. *Time Limitations.*

(a) Lansing will have no liability for indemnification under this Agreement pursuant to Section 4.01(2) unless on or before the 18 month anniversary of the date of this Agreement ANDE notifies Lansing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by ANDE.

(b) ANDE will have no liability for indemnification under this Agreement pursuant to Section 4.02(2) unless on or before the 18 month anniversary of the date of this Agreement Lansing notifies ANDE of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Lansing.

5. INCOME TAX MATTERS

5.01 The parties agree and acknowledge that ANDE has received all distributions of Lansing income declared prior to the date hereof from Lansing to which it is entitled, including any mandatory tax Distributions (as defined in the Operating Agreement). For the avoidance of doubt, ANDE will be entitled to all distributions prior to the Closing Date on the Units to be redeemed and, in addition, ANDE will be entitled to all mandatory tax distributions for periods through the Closing Date regardless of the date when made.

5.02 The assets of Lansing will be revalued immediately before the redemption described in this Agreement in accordance with the principles of the regulations under Code Section 704(b) and Section 4.3(c) of the Operating Agreement in order to prevent the shifting of ANDE's share of built-in gain in Lansing's assets (including inventory and unrealized receivables within the meaning of Sections 751(c) and 751(d) of the Code ("**hot assets**")) to Lansing's other members. The parties agree that Section 751(b) of the Code will not apply to the extent any built-in gain in hot assets are included in amounts that remain subject to Section 704(c) of the Code with respect to ANDE's retained Units in Lansing after the redemption described in this Agreement.

5.03 Lansing will propose its allocation of the implied fair market value and built-in gain and built-in loss in Lansing's assets and liabilities, subject to ANDE's approval, not to be unreasonably withheld. Once approved, Lansing will prepare the necessary forms and schedules, including the statements to be attached to the tax returns of both Lansing and ANDE as required by Treasury Regulations. The parties will not take any position inconsistent with forms and schedules so prepared by Lansing on any tax return or in any filings with tax authorities.

5.04 The parties agree that any Equity Closing Redemption Price will be treated as the purchase price on the sale of a partnership interest from ANDE to the partner funding the Equity Closing Redemption Price.

5.05 To the extent not already in effect, the parties agree that Lansing will timely file an election under Section 754 of the Code so that Lansing is able to adjust the tax basis of its assets under Sections 734(b) or 743(b) of the Code as a result of the transactions contemplated herein (to the extent ANDE recognizes gain under Section 731(a) of the Code including deemed distributions (if any) under Section 752(b)(1) of the Code or the Equity Closing Redemption Price is treated as a disguised sale of partnership interests under Section 707(a)(2)(B) of the Code). If necessary, ANDE will vote its Units and cause its appointed Board of Managers members to vote for such election.

6. OTHER

6.01. *Parties in Interest; Successors and Assigns.* No party may assign this Agreement without the prior written consent of the other party. This Agreement will be binding upon and

will inure to the benefit of the parties hereto, their respective partners, members, and the respective successors and assigns of the parties hereto, and their respective successors and assigns. This Agreement constitutes an agreement between the parties hereto and none of the agreements, covenants, representations, or warranties contained herein is for the benefit of any person or entity not a party to this Agreement.

6.02. *Counterparts.* This Agreement may be signed in two or more counterparts, all of which taken together constitutes one executed original.

6.03. *No Broker or Commission Due.* Neither party has dealt with any broker, finder or similar party, and no broker, finder or similar party is entitled to a commission in connection with this Agreement, other than ANDE's engagement of Deutsche Bank as financial advisor (whose fees will be paid solely by ANDE), and Lansing's engagement of Macquarie Capital (whose fees will be paid solely by Lansing).

6.04. *Applicable Law.* This Agreement is to be construed and enforced in accordance with the laws of the State of Delaware.

6.05. *Survival.* All indemnities, covenants and other agreements of the parties contained in this Agreement will survive the execution, delivery performance, and termination of this Agreement and will continue in full force and effect after the Closing Dates in accordance with the terms of this Agreement. All representations and warranties of the parties contained in this Agreement will survive the execution, delivery performance, and termination of this Agreement and will continue in full force and effect in accordance with the terms of this Agreement for a period of 18 months after the date given.

6.06. *Remedies and Waivers.* All rights and remedies available at law, in equity or under the terms of this Agreement or any other agreement or instrument executed in connection herewith will be cumulative, and no waiver thereof will be (a) implied from the prior acts or omissions, or based solely upon the oral representations, of a party or (b) effective or binding unless, and then only to the extent that, such waiver is set forth in this Agreement, or a party hereto signs an express written waiver of rights or remedies and causes such written waiver to be delivered to the party for whose benefit it was made.

6.07. *Headings.* The use of titles and headings with references to certain sections of this Agreement are solely for the convenience of the reader and are of no legal effect.

6.08. *Notices.* Any notice, demand, request or other communication under this Agreement will be made in the manner permitted under the Operating Agreement.

6.09. *Further Assurances.* After the date of this Agreement, each party, without further consideration, will promptly take such actions and will promptly execute and deliver such documents as may be reasonably requested by the other party to effectuate, evidence, authorize, or approve the transactions contemplated in this Agreement.

6.10. *Interpretation.* This Agreement is the product of negotiation, and the parties expressly waive the rule of interpretation of a writing against the drafter.

6.11. *Non-Reliance*. The making, execution, and delivery of this Agreement by the parties have not been induced by any representations, warranties, statements, or agreements other than those expressed in this Agreement.

6.12. *Entire Agreement*. This Agreement, the side letter regarding the provision of certain financial information and other matters dated and executed by Lansing and delivered to ANDE simultaneously herewith and the Third Amended and Restated Limited Liability Company Agreement of Lansing, represent the entire understanding of the parties with respect to its subject matter and supersedes and cancels all prior written or oral contracts, agreements and understandings of the parties with respect to it. No amendment to this Agreement will be effective unless in a writing executed by both parties.

6.13. *Press Releases*. Lansing, on the one hand, and ANDE, on the other hand, agree to consult promptly with each other prior to directly or indirectly, including a communication by their respective directors, officers, employees, agents, representatives and advisors (including any retained investment banker, attorney or accountant), issuing any press release or otherwise making any public statement, whether orally or in writing, with respect to the transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or public statement prior to the issuance of such press release or public statement, and shall not issue any such press release or make any such public statement without the written approval of the other unless required by applicable law, rule or regulation or any listing agreement with a securities exchange.

6.14. *Further Redemption of ANDE's Units*. The parties agree that Lansing will amend its Second Amended and Restated Limited Liability Company Agreement (through the adoption of the Third Amended and Restated Limited Liability Company Agreement of Lansing) to provide that ANDE's Units may not be redeemed or sold beyond the amount provided in this Agreement without ANDE's consent. The parties agree that such restriction on the further redemption of ANDE's Units shall be inapplicable in the event of ANDE's material breach of the Operating Agreement which causes or reasonably threatens to cause material harm to Lansing. The parties agree that if ANDE disagrees that such a material breach by ANDE has occurred, ANDE may contest such allegation in a court of competent jurisdiction, making all available claims and seeking all available remedies.

6.15. *Resignation/Removal of ANDE Designative Directors*. The parties agree that the Third Amended and Restated Limited Liability Company Agreement of Lansing will provide for the appointment of an independent manager to the Lansing Board of Managers to be designated by ANDE (the "ANDE Manager") and reasonably approved by Lansing in place of the two current ANDE designated managers, who will then submit their resignations from the Lansing Board of Managers. Subject to the exception below, the ANDE Manager shall have a vote on the Lansing Board of Managers equal to Twenty Percent (20%) of the entire Board vote, with the other Eighty Percent (80%) spread pro rata among the other Board members. For votes of the Appointed Managers to select the Additional Managers, the ANDE Manager shall have a 25% vote if there are four Appointed Mangers and a 20% vote if there are five Appointed Managers. The Third Amended and Restated Limited Liability Company Agreement of Lansing must be approved by the Lansing Members and become effective on or before the Debt Closing Redemption, but in no event prior to (A) the events and conditions set forth in Section 1.06

hereof having been either satisfied or waived by Lansing in their entirety, and (B) the independent manager replacement for the two current ANDE designees have been approved and appointed (which may be conditioned upon the resignation of the two current ANDE designated managers) to the Lansing Board of Managers.

6.16. *Issuance of RMUs and MURs Only Consistent with Past Practice*. Lansing covenants and agrees that, from the date hereof until earlier to occur of the Closing or the Outside Date, it will not issue, or agree to issue, any RMUs or MURs after the date hereof, except in the ordinary course of business as part of its hiring practices or equity compensation programs in a manner consistent with past practice.

7. DEFINITIONS; OTHER DEFINITIONAL PROVISIONS

7.01. For purposes of this Agreement, the following definitions apply:

(a) **"Closing" or "Closing Date"** means the date on which the closing occurs.

(b) **"Code"** means the Internal Revenue Code of 1986, as amended.

(c) **"Fully Diluted Number of Units"** means, all issued and outstanding Units, all issued and outstanding RMUs (whether vested or unvested) and all issued and outstanding MURs (whether vested or unvested) as of the close of business on the business day immediately preceding the Closing Date; provided, however, that (1) all other economic, membership or equity interests or securities of Lansing, if any, and all other options, warrants, rights or convertible securities which are exercisable for or convertible into economic, membership or equity interests or securities of Lansing, if any, shall be excluded from the calculation of Fully Diluted Number of Units and (2) all Units or other economic, membership or equity interests or securities of Lansing issued after the date hereof (other than those issued pursuant to the exercise of RMUs and MURs) shall be excluded from the calculation of Fully Diluted Number of Units.

(d) **"Membership Unit Rights" or MURS"** shall have the meaning found in the Lansing Trade Group, LLC Membership Unit Rights Plan adopted April 1, 2012.

(e) **"Operating Agreement"** means the Second Amended and Restated Limited Liability Company Agreement of Lansing adopted on November 1, 2009, as amended on January 1, 2012 and as restated in the Third Amended and Restated Limited Liability Company Agreement of Lansing as provided for in Section 1.03(b).

(f) **"Outside Date"** has the meaning set forth in Section 1.05.

(g) **"Restricted Membership Units" or "RMUs"** shall have the meaning found in the Lansing Trade Group, LLC Restricted Membership Unit Plan adopted December 1, 2006.

(h) **"Transfer"** has the meaning set forth in the Operating Agreement.

(i) **"Transferred Units"** means 731,707 Units currently held by ANDE.

(j) "**Unit**" has the meaning set forth in the Operating Agreement.

7.02. Section 1.2 of the Operating Agreement is incorporated herein *mutatis mutandis*.

[signature page to follow]

The parties have executed this Membership Interest Redemption Agreement as of the date first above written.

LANSING TRADE GROUP, LLC

By: ______________________
William E. Krueger, CEO

THE ANDERSONS AGRICULTURE GROUP, L.P.

By: THE ANDERSONS, INC., its general partner

By: ______________________
Vice President